U. S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


Casavant Mining Kimberlite International, Inc.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          NEVADA                                              0-26919
-------------------------------                            ----------------
(STATE OR OTHER JURISDICTION OF                             (COMMISSION
 INCORPORATION OR ORGANIZATION)                              FILE NO.)

    1481 W. Warm Springs Road, Suite 133, Las Vegas, NV	89014
    -------------------------------------------------   ----------
          (Address of principal executive offices)      (Zip Code)


Registrant's telephone number, including area code: (702) 946-6747
                           					 --------------


Consulting Agreements Between
The Company and
James Kenny and Timothy Cammell
(Full title of the plans)

David DeSormeau, Chief Financial Officer
Casavant Mining Kimberlite International, Inc.
1481 W. Warm Springs Road, Suite 133
Las Vegas, Nevada 89014
---------------------------------------
(Name and address of agent for service)

(702) 946-6747
-------------------------------------------------------------
(TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

COPIES OF COMMUNICATIONS TO:
Thomas C. Cook, Esq.
The Law Offices of Thomas C. Cook, Ltd.
4955 S. Durango Drive, Suite 214
Las Vegas, Nevada  89113
(702) 952-8519

================================================================================

                                      1



                         CALCULATION OF REGISTRATION FEE

                                        Proposed    Proposed
                                        maximum     maximum
                                        offering    aggregate   Amount of
Title of securities   Amount to be      price       offering    registration
to be registered      registered        per unit    price          fee
------------------------------------------------------------------------------
Common Stock, par     1,060,000,000     $0.0005      $530,000    $ 132.50
value, $.001 per		Shares
share
------------------------------------------------------------------------------

*Estimated solely for purposes of calculating the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average of the bid and asked price of Common Stock of Casavant Mining Kimberlite International, Inc. as reported on the NASD over-the-counter bulletin board on April 15, 2003.

                                    PART I
             Information Required in the Section 10(a) Prospectus

Item 1.  Plan Information

The Company is offering shares of its common stock to various individuals for consulting services on the Company's behalf. This issuance of shares is being made pursuant to consulting agreements between the Company and the individuals. The Company has equated this number of shares to the value of the consulting services provided or to be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The following individuals will receive the number of shares listed next to their names:

          James Kenny                530,000,000
          Timothy Cammell            530,000,000

PART II

               Information Required in the Registration Statement


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Securities and Exchange Commission (the "Commission") by Casavant Mining Kimberlite International, Inc., a Nevada corporation (the Company"), are incorporated herein by reference:

          (a) The registrant's Articles of Incorporation;

          (b) The registrant's By-Laws;

          (c) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 1999; and

	    (d) All documents subsequently filed by the registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act during the effectiveness of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The shares registered herein are being issued to the consultants for services provided to the Registrant. Neither the Registrant's Accountants nor any other experts named in the registration statement has any equity or other interest in the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

THE ARTICLES OF INCORPORATION OF THE COMPANY PROVIDE FOR INDEMNIFICATION OF EMPLOYEES AND OFFICERS IN CERTAIN CASES. INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURTIES AND EXCHANGE COMMISSION SUCH NDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

In addition, Section 78.751 of the Nevada General Corporation Laws provides as follows: 78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an acti on by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders: (b) By the board of directors by majority vote of a quorum consisting o directors who were not parties to act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

5. The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and endures to the benefit of the heirs, executors and administrators of such a person. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8.  EXHIBITS.

            4.11 - Consulting Agreement between Casavant Mining Kimberlite
                   International, Inc. and James Kenny
            4.12 - Consulting Agreement between Casavant Mining Kimberlite
                   International, Inc. and Timothy Cammell
5.3 - Opinion of The Law Offices of Thomas C. Cook, Ltd.
           23.3 - Consent of The Law Offices of Thomas C. Cook, Ltd. (included in Exhibit 5).
           23.4 - Consent of David E. Coffey, C.P.A.
           24.3 - Power of Attorney (included in signature page).

ITEM 9.  UNDERTAKINGS.

(a)  The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, the State of Nevada, on this 15th day of April, 2003.


                               Casavant Mining Kimberlite International, Inc.


                               By: /s/ Urban Casavant
                               ----------------------------
                               Urban Casavant, President




Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ Urban Casavant                              April 15, 2003
-----------------------------
Urban Casavant
President, Secretary, Treasurer and Director


Exhibit 4.11



CONSULTING SERVICES AGREEMENT


This Consulting Services Agreement (the "Agreement") is made as of April 15, 2003, by and between James Kenny, an individual ("Kenny"), and Casavant Mining Kimberlite International, Inc., a Nevada corporation ("Casavant").

Kenny has expertise and experience in mining claims, and Casavant is in the business of mineral exploration. Casavant desires to obtain the benefit of Kenny's knowledge, expertise and experience in connection with certain George Lake zinc deposit claims. Kenny is willing to render certain consulting and management services to Casavant on the terms, and subject to the conditions, set forth in this Agreement.

In consideration of the premises and the mutual agreements set forth in this Agreement, the parties agree as follows:

1. CONSULTING SERVICES. During the term of this Agreement, which shall be from April 15, 2003 through October 15, 2003, Kenny shall consult with and advice Casavant in connection with any and all matters relating to Casavant, as Casavant may reasonably request. Without limiting the scope of the foregoing, Kenny's services shall include:


(a) To the extent practicable such services shall be furnished only at such time and places as are mutually satisfactory to the Company and Consultant; and

(b) Consultant shall not be required to perform any services hereunder while Consultant is on vacation or suffering from an illness.


Kenny shall report to Casavant president, solely.


Casavant acknowledges that Kenny may currently be providing services to other entities similar to the services being provided pursuant to this Agreement and may, as a part of this normal business, perform services and functions similar to such services for other parties in the future, and that Kenny may utilize such facilities, equipment and personnel to perform such services and functions for such other parties as he uses to perform such services for Casavant. Kenny's performance of the services described in this Agreement is not intended to be a full time endeavor.

2. SUPPORT.   During the term of this Agreement, Casavant shall make
available to Kenny, in connection with his performance of consulting services under this Agreement, reasonable access to Casavant's business records and other management staff.

3. CONSULTING FEE; EXPENSES. Kenny's fee for the consulting services rendered pursuant to this Agreement shall be 530,000,000 shares of free trading stock in Casavant. These shares shall be deliverable on or before April 30, 2003.

All reasonable travel expenses incurred by Kenny during the term of this Agreement in connection with his performance of consulting services under this Agreement (including, without limitation, transportation, lodging and meals, shall be paid by Casavant promptly upon Kenny's presentation of documentation of such expenses, pre-approved, to Casavant.

As an independent contractor, Kenny shall not participate in, nor be eligible under, any of Casavant's employee benefit plans.

4. RELATIONSHIP OF PARTIES. Kenny is and shall be deemed to be an independent contractor (and not an employee of Casavant) with respect to the services rendered by him under this Agreement. Casavant shall not have the right to, supervise or control the manner in which Kenny performs his duties under this Agreement nor will it require his compliance with detailed orders or instructions. No formal schedule of duties is contemplated by this Agreement and Kenny will have no established office hours. Kenny may determine the reasonable time and place of the performance of his services; provided, Kenny will be expected to meet with Casavant management at mutually convenient scheduled times on an as needed basis by mutual agreement of the parties. No agency relationship is created by this Agreement, and neither party shall have the right by reason of this Agreement to act for or bind the other party in any manner, except as expressly provided for in his Agreement.

5. CONFIDENTIALITY. Kenny acknowledges and agrees that (a) the protection of Confidential Information is essential to the integrity of Casavant's business relationships with its customers and suppliers; and (b) Kenny' disclosure or improper and unauthorized use of Confidential Information would harm Casavant and its relationships with its customers, suppliers and others. Accordingly, as a further inducement to Casavant to enter into, and perform its obligations under, this Agreement, Kenny shall maintain the confidentiality of Confidential Information and shall not, without Casavant's prior written consent, directly or indirectly use, disclose or disseminate to any other person or entity, or otherwise employ, for personal benefit or otherwise, any Confidential Information.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



By  /s/ James Kenny
James Kenny
				Consultant




By  /s/ Urban Casavant
Urban Casavant, President
Casavant Mining Kimberlite International, Inc.
A Nevada Corporation

Exhibit 4.12



CONSULTING SERVICES AGREEMENT


This Consulting Services Agreement (the "Agreement") is made as of April 15, 2003, by and between Timothy Cammell, an individual ("Cammell"), and Casavant Mining Kimberlite International, Inc., a Nevada corporation ("Casavant").

Cammell has expertise and experience in mining claims, and Casavant is in the business of mineral exploration. Casavant desires to obtain the benefit of Cammell's knowledge, expertise and experience in connection with certain George Lake zinc deposit claims. Cammell is willing to render certain consulting and management services to Casavant on the terms, and subject to the conditions, set forth in this Agreement.

In consideration of the premises and the mutual agreements set forth in this Agreement, the parties agree as follows:

6. CONSULTING SERVICES. During the term of this Agreement, which shall be from April 15, 2003 through October 15, 2003, Cammell shall consult with and advice Casavant in connection with any and all matters relating to Casavant, as Casavant may reasonably request. Without limiting the scope of the foregoing, Cammell's services shall include:


(c) To the extent practicable such services shall be furnished only at such time and places as are mutually satisfactory to the Company and Consultant; and

(d) Consultant shall not be required to perform any services hereunder while Consultant is on vacation or suffering from an illness.


Cammell shall report to Casavant president, solely.


Casavant acknowledges that Cammell may currently be providing services to other entities similar to the services being provided pursuant to this Agreement and may, as a part of this normal business, perform services and functions similar to such services for other parties in the future, and that Cammell may utilize such facilities, equipment and personnel to perform such services and functions for such other parties as he uses to perform such services for Casavant. Cammell's performance of the services described in this Agreement is not intended to be a full time endeavor.

7. SUPPORT.   During the term of this Agreement, Casavant shall make
available to Cammell, in connection with his performance of consulting services under this Agreement, reasonable access to Casavant's business records and other management staff.

8. CONSULTING FEE; EXPENSES. Cammell's fee for the consulting services rendered pursuant to this Agreement shall be 530,000,000 shares of free trading stock in Casavant. These shares shall be deliverable on or before April 30, 2003.

All reasonable travel expenses incurred by Cammell during the term of this Agreement in connection with his performance of consulting services under this Agreement (including, without limitation, transportation, lodging and meals, shall be paid by Casavant promptly upon Cammell's presentation of documentation of such expenses, pre-approved, to Casavant.

As an independent contractor, Cammell shall not participate in, nor be eligible under, any of Casavant's employee benefit plans.

9. RELATIONSHIP OF PARTIES. Cammell is and shall be deemed to be an independent contractor (and not an employee of Casavant) with respect to the services rendered by him under this Agreement. Casavant shall not have the right to, supervise or control the manner in which Cammell performs his duties under this Agreement nor will it require his compliance with detailed orders or instructions. No formal schedule of duties is contemplated by this Agreement and Cammell will have no established office hours. Cammell may determine the reasonable time and place of the performance of his services; provided, Cammell will be expected to meet with Casavant management at mutually convenient scheduled times on an as needed basis by mutual agreement of the parties. No agency relationship is created by this Agreement, and neither party shall have the right by reason of this Agreement to act for or bind the other party in any manner, except as expressly provided for in his Agreement.

10. CONFIDENTIALITY. Cammell acknowledges and agrees that (a) the protection of Confidential Information is essential to the integrity of Casavant's business relationships with its customers and suppliers; and (b) Cammell' disclosure or improper and unauthorized use of Confidential Information would harm Casavant and its relationships with its customers, suppliers and others. Accordingly, as a further inducement to Casavant to enter into, and perform its obligations under, this Agreement, Cammell shall maintain the confidentiality of Confidential Information and shall not, without Casavant's prior written consent, directly or indirectly use, disclose or disseminate to any other person or entity, or otherwise employ, for personal benefit or otherwise, any Confidential Information.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



By  /s/ Timothy Cammell
Timothy Cammell
				Consultant




By  /s/ Urban Casavant
Urban Casavant, President
Casavant Mining Kimberlite International, Inc.
A Nevada Corporation

EXHIBIT 5.3

The Law Offices of Thomas C. Cook, Ltd.
4955 South Durango Drive, Suite 214
Las Vegas, Nevada  89113

Telephone  (702) 952-8519
Facsimile  (702) 952-8521
Tccesq@aol.com


April 15, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                   Casavant Mining Kimberlite International, Inc.
                   Registration Statement on Form S-8
Gentlemen:

We have been requested by Casavant Mining Kimberlite International, Inc., a Nevada corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 1,060,000,000 Shares (the "Shares") of the Company's common stock, par value $.001 per Share offered on behalf of the Company in connection with the Company's Consultant Agreements between the Company and James Kenny and Timothy Cammell, dated April 15, 2003.

In connection with this opinion, we have examined the Registration Statement, Annual Report, the Company's Articles of Incorporation and By-laws, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plans, will be legally issued, fully paid and non-assessable.

We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of Nevada.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.


Very truly yours,


/s/ Thomas C. Cook
---------------------------------------
The Law Offices of Thomas C. Cook, Ltd.



EXHIBIT 23.4

April 15, 2003

CONSENT OF INDEPENDENT AUDITORS


David Coffey, CPA
6767 W. Tropicana, Suite 200
Las Vegas, Nevada 89103


To Whom It May Concern:

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) which grants an aggregate of 1,060,000,000 Shares of Common stock of Casavant Mining Kimberlite international, Inc., under certain "Consulting Agreements" with James Kenny and Timothy Cammell, and to the incorporation by reference herein of the financial statements which I have audited for the cumulative period ended as of September 30, 2002.

/s/ David Coffey
-------------------------
David Coffey

April 15, 2003